FOR IMMEDIATE RELEASE

BALMAIN AND INTER PARFUMS SIGN AN EXCLUSIVE
12-YEAR FRAGRANCE LICENSE AGREEMENT

New York, NY, July 7, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it has entered into a 12-year worldwide license agreement commencing on January 1, 2012 to create, produce and distribute perfumes and ancillary products under the Balmain brand.  The agreement replaces a previous license that was terminated by mutual consent.

The Balmain couture house was founded in 1945 by Pierre Balmain.  In recent years, the Balmain couture house has undergone a significant transformation.  By redefining the image of its ready-to-wear line, the brand has become a reference for style, while retaining its distinctive design codes from the haute couture universe.  On the strength of its creativity and know-how, the brand has become a major trendsetter.

Effective January 1, 2012, Interparfums SA, our majority owned French subsdiary, will take over the production and distribution of existing Balmain fragrances for men and women.  The launch of a new fragrance line which is scheduled for the end of 2012 will inaugurate another phase in the development of the Balmain couture house. With the goal of contributing to this positive momentum, the brand is pleased to associate its image, talent and originality with Inter Parfums.

Alain Hivelin, Chairman and CEO of Balmain, commented: "Inter Parfums has an established track record of expertise developed under the leadership of its founder Philippe Benacin and Jean Madar whose high standards of professionalism, I have been able to appreciate for nearly 20 years.  Balmain could not dream of a better partner."

Philippe Benacin, Chairman and CEO of Interparfums SA added: "Balmain represents a unique brand in today's world of fashion.  The creative choices and original and high prestige style developed through its different collections provide a strong basis for differentiation in preparing for our future launches under the brand."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron. Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Forward Looking Statements

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com